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                                                               Exhibit 99.(n)(1)

[Ernst & Young LLP letterhead]


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Experts" and "Financial Statements" in the Statement of Additional Information and to the use of our reports dated March 18, 2005 with respect to the financial statements of Modern Woodmen of America Variable Account and March 31, 2005 with respect to the financial statements and schedules of Modern Woodmen of America, in Post-Effective Amendment No. 6 to the Registration Statement (Form N-6 No. 333-69446) and related Prospectus of Modern Woodmen of America Variable Account dated May 1, 2005.

                                                   /s/ Ernst & Young LLP

Des Moines, Iowa
April 26, 2005